Exhibit 99.1

Xylem Inc.
1 International Drive, Rye Brook N.Y. 10573
Tel +1.914.323.5700 Fax +1.914.323.5752

Contacts:	Media	Investors
	Jenny Rider +1 (914) 246-7184	Matt Latino +353 1 678-9333
	Jenny.Rider@xyleminc.com	Matthew.Latino@xyleminc.com

Jorge M. Gomez Appointed to Xylem Board of Directors

RYE BROOK, N.Y.--(BUSINESS WIRE)-March 27, 2019-- Xylem Inc. (NYSE:XYL), a global water technology company, announced today that Jorge M. Gomez has been elected to the Company’s Board of Directors, effective immediately. Mr. Gomez currently serves as the Chief Financial Officer of Cardinal Health, Inc., a global, integrated healthcare solutions company. In that role, Mr. Gomez is responsible for all financial activities across the enterprise, including financial strategy, operational finance, external reporting, investor relations, tax strategy and planning, and capital deployment.

“We are pleased to welcome Jorge to the Board of Directors,” said Markos I. Tambakeras, Xylem’s Board Chair. “With over two decades in finance, strategy and extensive international business experience, I am confident that his insights will be of great value to our Board.”

Patrick Decker, President and CEO of Xylem, added: “Jorge’s accomplishments and experience leading diverse global teams and businesses will be instrumental as we continue to execute on our strategic plan and create further long-term sustainable value for our shareholders and other stakeholders.”

About Jorge M. Gomez

Since 2018, Mr. Gomez has served as the Chief Financial Officer of Cardinal Health, Inc., a provider of customized solutions for hospitals, health systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide.

Having joined Cardinal Health in 2006, Mr. Gomez has also served as chief financial officer of the Medical segment and previously the Pharmaceutical segment, as well as corporate treasurer and corporate controller. Prior to this, Mr. Gomez held positions at General Motors Corporation, including executive and managerial posts in New York, Singapore, Belgium and Brazil. In addition, Mr. Gomez has deep business experience in the Asia Pacific, European and Latin American regions.

About Xylem

Xylem (XYL) is a leading global water technology company committed to developing innovative technology solutions to the world’s water challenges. The Company’s products and services move, treat, analyze, monitor and return water to the environment in public utility, industrial, residential and commercial building services settings. Xylem also provides a leading portfolio of smart metering, network technologies and advanced infrastructure analytics solutions for water, electric and gas utilities. The Company’s approximately 17,000 employees bring broad applications expertise with a strong focus on identifying comprehensive, sustainable solutions. Headquartered in Rye Brook, New York, with 2018

Exhibit 99.1

revenue of $5.2 billion, Xylem does business in more than 150 countries through a number of market-leading product brands.
The name Xylem is derived from classical Greek and is the tissue that transports water in plants, highlighting the engineering efficiency of our water-centric business by linking it with the best water transportation of all - that which occurs in nature. For more information, please visit us at www.xylem.com.